Exhibit 10.3

Foamix Pharmaceuticals Ltd.

Lease Agreement – Premises in Rehovot

On May 7, 2008 Foamix Pharmaceuticals Ltd. (the “Company”) executed a lease agreement with Gav Yam Real Estate Ltd. (the “Lessor” and the “Original Agreement”).

Leased property: 1,069 square meters (approximately 11,507 square feet) in A2 building, first floor, located in the Science Park in Rehovot.

Original Agreement Period: March 3, 2008 to February 28, 2010 with an option to extend the lease term for 24 months, from March 1, 2010 until February 28, 2012.

Rent: Monthly rental fees of NIS 59 per square meter (a total of NIS 63,071) plus VAT. The rental fees are linked to the Consumer Price Index according to the Original Agreement. In addition, management fees (NIS 9 per square meter, a total of NIS 9,621 per month) are paid monthly, linked to the Consumer Price Index according to the Original Agreement.

Under the terms of the Original Agreement, the Company submitted to the Lessor a bank guarantee in the amount of NIS 189,213.

On March 1, 2010, upon the exercise of the Company’s aforesaid option, the Company and the Lessor extended the Original Agreement, under the same terms, until February 28, 2012.

On March 1, 2012 the Company and the Lessor amended the Original Agreement and extended the lease period for an additional 30-month period, with regard to a smaller space (991 square meters – approximately 10,667 square feet), under the same terms, until August 31, 2014.

On August 5, 2014, the Company and the Lessor amended the Original Agreement and extended the lease period for an additional 36-month period, from September 1, 2014 until August 31, 2017, with regard to a smaller space (i.e. – the lease with regard to the office space sub-leased by the Company was not extended, so that the extended lease shall apply to 678 square meters – approximately 7,298 square feet), under the same terms.

The Company was also granted the right to terminate the extended lease period, by submitting a 180-day prior notice, during an 18-month period, commencing as of September 1, 2014.

On April 18, 2016, the Company and the Lessor amended the Original Agreement and extended the lease period until December 31, 2020. The amendment included the current space (678 square meters – approximately 7,298 square feet) and an additional space (“New Space”) (1,521 square meters – approximately 16,371 feet). The lease period for the New Space will commence September 1, 2016, once the old tenants evacuate the premises, however if the old tenant do not evacuate the property by December 1, 2016 the Company shall have the right to cancel the agreement relating to the “New Space” with no penalty.

Rent:  The monthly rent fee is NIS 64.4 per square meter (a total of NIS 141,616) until June 30, 2016, and NIS 65.4 per square meter (a total of NIS 143,815) until December 31, 2020. All payments are linked to the Israeli Consumer Price Index. In addition, the Company shall pay a monthly management fee in the amount of up to $3 per square meter.